Exhibit 99.1

For Release July 26, 2006	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
SECOND QUARTER 2006 RESULTS
Woburn, MA — July 26, 2006 — MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor based leasing and finance programs for transactions in the $500 to $15,000 range, today announced financial results for the second quarter and the six months ended June 30, 2006.
Net income for the quarter was $0.5 million or $0.04 per diluted share based upon 13,928,808 shares, compared to a net loss of $0.2 million, or ($0.02) per share based on 13,584,524 shares in the second quarter of 2005.
Revenue in the second quarter of 2006 was $8.2 million compared to $10.2 million in the second quarter of 2005. Revenue from leases was $0.7 million, rental income was $5.6 million, income on service contracts was $0.5 million and other revenue components contributed $1.4 million for the current quarter.
Total operating expenses for the current quarter declined 30.3% to $7.3 million from $10.4 million in the second quarter of 2005. The second quarter 2006 provision for credit losses increased slightly to $1.6 million from $1.5 million in the second quarter of 2005, while net charge-offs remained flat at $2.3 million versus the comparable period of 2005. Sequentially, amounts greater than 31 days delinquent on June 30, 2006 decreased to $13.1 million from $15.2 million on March 31, 2006. Selling, general and administrative expenses decreased 33.3% to $3.9 million from $5.9 million in the second quarter of last year. The reduction in SG&A expenses compared to last year includes reductions of $0.7 million in compensation related costs, $0.4 million in collection related expenses, and $0.3 million in professional fees. Interest expense declined 94.6% to $31 thousand, as a result of lower debt balances. Depreciation and amortization expense declined 32.1% to $1.7 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated.
Cash received from customers for the quarter was $9.6 million compared to $14.6 million during the same period in 2005. Sequentially, cash and cash equivalents improved to $33.1 million at June 30, 2006, compared to $31.7 million at March 31, 2006. New originations grew by 21% for the second quarter 2006, compared to the first quarter 2006 (excluding a small portfolio that was purchased in the first quarter).

Richard Latour, President and Chief Executive Officer said, “We continue to improve our originations efforts on a quarterly basis. In the second quarter of 2006, the Company processed over 3,800 applications, resulting in $3.2 million in lease originations, compared to approximately 2,900 applications and $2.9 million in the first quarter of 2006. In addition we had approved 175 new vendors in the second quarter of 2006. We continue to focus our attention on rebuilding our vendor base and origination business. We also signed an agreement with Kropschot Financial Services to assist us in identifying possible equipment leasing and financing opportunities. ”
Year to date net income for the period ending June 30, 2006, was $1.3 million versus a net loss of $2.9 million for the same period last year. Net income per diluted share year to date was $0.09 based on 13,918,788 shares.
Year to date revenues for the six months ended June 30, 2006 decreased 18.8% to $17.1 million compared to $21.0 million during the same period in 2005. New contract originations year to date June 30, 2006 were $6.1 million versus $2.6 million through the same period last year.
Total operating expenses for the six months ended June 30, 2006 declined 40.9% to $14.9 million versus $25.3 million for the same period last year. Selling, general and administrative expenses declined $4.1 million to $8.1 million and depreciation and amortization expenses declined 30.5% to $3.4 million. Significant factors in the decline of the SG&A expense include a decline in compensation costs of $1.4 million and collection expenses of $1.2 million. The provision for credit losses declined $4.1 million to $3.2 million, year to date, as compared to the same period last year. Interest expense declined 85.7% to $0.1 million year to date. Headcount at June 30, 2006 was 71, down from 99 for the same period last year. Year to date net charge-offs declined to $5.1 million as compared to $12.4 million for the same period last year. Year to date cash from customers was $21.8 million.
The Company recently paid a dividend of $0.05 per share on July 17, 2006, to shareholders of record at the close of business on June 30, 2006. This has been the eighth dividend paid by the Company since February 2005. The dividend policy is subject to review by the Company’s Board of Directors on a quarterly basis.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	June 30,
	2005	2006
ASSETS
Cash and cash equivalents	$32,926	$33,119
Net investment in leases and loans:
Receivables due in installments	29,139	27,947
Estimated residual value	3,865	2,336
Initial direct costs	98	137
Less:
Advance lease payments and deposits	(35)	(38)
Unearned income	(3,658)	(6,088)
Allowance for credit losses	(8,714)	(6,859)

Net investment in leases and loans	20,695	17,435
Investment in service contracts, net	1,626	982
Investment in rental contracts, net	3,025	1,406
Property and equipment, net	719	776
Other assets	1,315	1,078
Deferred income taxes	4,882	4,031

Total assets	$65,188	$58,827

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable	$161	$19
Subordinated notes payable	2,602	300
Accounts payable	1,099	660
Dividends payable	4,114	689
Other liabilities	2,094	2,211
Income taxes payable	431	22

Total liabilities	10,501	3,901

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2005 and June 30, 2006	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,713,899 and 13,786,523 shares issued at December 31, 2005 and June 30, 2006, respectively	137	138
Additional paid-in capital	43,839	44,185
Retained earnings	10,711	10,603

Total stockholders’ equity	54,687	54,926
Total liabilities and stockholders’ equity	$65,188	$58,827

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2005	2006	2005	2006
Revenues:
Income on financing leases and loans	$1,103	$724	$2,611	$1,396
Rental income	6,431	5,594	12,861	11,315
Income on service contracts	938	488	2,026	1,043
Loss and damage waiver fees	751	493	1,570	1,044
Service fees and other	947	858	1,963	2,276

Total revenues	10,170	8,157	21,031	17,074

Expenses:
Selling, general and administrative	5,889	3,926	12,238	8,133
Provision for credit losses	1,484	1,627	7,294	3,237
Depreciation and amortization	2,465	1,674	4,949	3,439
Interest	578	31	783	112

Total expenses	10,416	7,258	25,264	14,921

Income (loss) before provision (benefit) for income taxes	(246)	899	(4,233)	2,153
Provision (benefit) for income taxes	(20)	361	(1,342)	851

Net income (loss)	($226)	$538	($2,891)	$1,302

Net income (loss) per common share:
Basic	($0.02)	$0.04	($0.22)	$0.09

Diluted	($0.02)	$0.04	($0.22)	$0.09

Weighted-average shares:
Basic	13,584,524	13,786,523	13,420,592	13,774,816

Diluted	13,584,524	13,928,808	13,420,592	13,918,788

About The Company
MicroFinancial Inc. (AMEX: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.
Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company’s common stock. Statements relating to past dividend payments or the Company’s current dividend policy should not be construed as a guarantee that any future dividends will be paid. For a more complete description of the prominent risks and uncertainties inherent in the Company’s business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.